CCC INFORMATION SERVICES GROUP INC. ANNOUNCES CFO REID E. SIMPSON WILL LEAVE THE COMPANY FOR A SIMILAR POSITION WITH ECOLLEGE

CHICAGO (BUSINESS WIRE)--April 12, 2004--CCC Information Services Group Inc. (Nasdaq: CCCG - News) announced today that Reid E. Simpson, its executive vice president and chief financial officer, will leave the company to assume a similar position with eCollege (Nasdaq: ECLG - News), a leading provider of value-added information services to the post-secondary education market. Simpson will transition from the Company at the end of April. Plans to replace Simpson will be announced by April 30th.

"Reid has made an important contribution to CCC for more than four years," said Githesh Ramamurthy, CCC's chairman and CEO. "He played a significant role in guiding us through past financial challenges and has helped position the company for continued improved performance. While we regret losing an executive of Reid's caliber, we have a very strong management team with considerable depth. We wish Reid every success in his new endeavor."

"We are in a strong financial position and are very excited about the prospects for our business," Ramamurthy said. "Our focus is to select a new CFO who can build on our current momentum and drive even greater success."

Simpson  became  CCC's  chief  financial  officer  in  September  1999.

About  CCC

CCC Information Services Group Inc. (NASDAQ: CCCG - News), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC's Web site at www.cccis.com.

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in the Company's filings with the SEC, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to, competition in the automotive claims and collision repair industries, the ability to develop new products and services, the ability to protect trade secrets and proprietary information, the ability to generate the cash flow necessary to meet the Company's obligations, the outcome of certain legal proceedings, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. The Company has based these forward-looking statements on information currently available and disclaims any intention or obligation to update or revise any forward-looking statement.